Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 27, 2009, with respect to the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about International Textile Group’s ability to continue as a going concern) in the Annual Report of International Textile Group, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of International Textile Group on Forms S-8 (File No. 333-143426, effective May 31, 2007 and File No. 333-143427, effective May 31, 2007).

/s/ GRANT THORNTON LLP

Greensboro, NC

March 27, 2009